FUND ADMINISTRATION AGREEMENT

           This Fund Administration Agreement (the "Agreement"), dated as of April 4, 2008, is by and between FRANKLIN TEMPLETON FUND ALLOCATOR SERIES (the "Investment Company"), an investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of FRANKLIN TEMPLETON PERSPECTIVES ALLOCATION FUND (the "Fund") and FRANKLIN TEMPLETON SERVICES, LLC ("Administrator").

           In consideration of the mutual agreements herein made, the parties hereby agree as follows:

      (1) The Administrator agrees, during the life of this Agreement, to provide the following services to the Fund:

           (a) monitoring the Fund for fixed percentage allocation compliance among the Fund's investments in underlying mutual funds, as determined by the Fund's investment manager, and rebalancing the Fund's investments in underlying mutual funds when the allocation balance is below or above 3% of the fixed percentage;

           (b) providing office space, telephone, office equipment and supplies for the Fund;

           (c) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

           (d)  authorizing    expenditures   and   approving
bills for payment on behalf of the Fund;

           (e) supervising preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund's shareholder servicing agent or other agents of the Fund;

           (f) coordinating the daily pricing of the Fund's investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data;

           (g) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

           (h)  supervising   compliance  by  the  Fund  with
recordkeeping requirements under the federal securities laws, including the 1940 Act, and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state laws or regulations, and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

           (i)  preparing   and   filing   of   tax   reports
including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue
Code, and other applicable tax laws and regulations;

           (j) monitoring the Fund's compliance with 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company's Board of Trustees ("Board") or by the Adviser and applicable to the Fund;

           (k)  providing     executive,     clerical     and
secretarial   personnel   needed   to  carry  out  the  above
responsibilities; and

           (l)  preparing   regulatory   reports,   including
without limitation, NSARs, proxy statements, and U.S. and foreign ownership reports.

Nothing in this Agreement shall obligate the Investment Company or the Fund to pay any compensation to the officers of the Investment Company. Nothing in this Agreement shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

      (2) The Fund agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to 0.10% of the average daily net assets of the Fund.

From  time to time,  the  Administrator  may  waive  all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the affected Fund's expenses, as if such waiver or limitation were fully set forth herein.

      (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of the Investment Company.

(4) This Agreement may be terminated by the Investment Company at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Investment Company shall be directed or approved by the vote of a majority of the Board of the Investment Company in office at the time or by the vote of a majority of the outstanding voting securities of the Investment
Company (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

      (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.


FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
On behalf of Franklin Templeton Perspectives Allocation Fund


By:  /s/ KAREN L. SKIDMORE
      Karen L. Skidmore
      Vice President & Secretary



FRANKLIN TEMPLETON SERVICES, LLC


By:  /s/ JIMMY D. GAMBILL
      Jimmy D. Gambill
      President